UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 19, 2019

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TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-36019	26-1434750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 Madison Avenue, Suite 1608, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 980-9155

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TNXP	The NASDAQ Global Market

Item 1.01	Entry into Material Definitive Agreement

On August 19, 2019, Tonix Pharmaceuticals, Inc. (“Tonix”), a wholly-owned subsidiary of Tonix Pharmaceuticals Holding Corp. (the “Company”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with TRImaran Pharma, Inc. (“TRImaran”) and the selling shareholders named therein (the “Selling Shareholders”) pursuant to which Tonix acquired TRImaran’s assets related to certain pyran-based compounds (the “Assets”). In connection with the acquisition of the Assets, Tonix entered into a First Amended and Restated Exclusive License Agreement (the License “Agreement”) with Wayne State University (“WSU”) on August 19, 2019. As consideration for entering into the Asset Purchase Agreement, Tonix has agreed to pay $100,000 to TRImaran and has assumed certain liabilities of TRImaran totaling $68,500. Upon the achievement of specified development, regulatory and sales milestones, Tonix also agreed to pay TRImaran and the Selling Shareholders, in restricted stock or cash, at Tonix’s option, a total of approximately $3.4 million. Pursuant to the terms of the Asset Purchase Agreement, TRImaran and the Selling Shareholders are prohibited from disclosing confidential information related to the Assets and are restricted from engaging, for a period of three years, in the development or commercialization of any therapeutic containing any pyran-based drug compound for the treatment of post-traumatic stress disorder, attention deficit hyperactivity disorder or major depressive disorder. Also for a period of three years, if TRImaran or any Seller Shareholder engage in the research or development of any potential therapeutic compound for the treatment of any central nervous system disorder, TRImaran or such Seller Shareholder is obliged to provide notice and opportunity to Tonix to make an offer to acquire or license rights with respect to such product candidate.

Pursuant to the terms of the License Agreement, WSU has granted to Tonix an exclusive license, with the right to sublicense, certain patents, technical information and material (collectively, the “Technology”) related to the Assets. WSU has reserved for itself the right to practice the Technology for academic research and educational purposes. Tonix is obligated to use commercially reasonable efforts to obtain regulatory approval for one or more products utilizing the Technology (“Products”) and to use commercially reasonable marketing efforts throughout the term of the License Agreement. The License Agreement specifies developmental milestones and the period of time during which such milestones must be completed, and provides for an annual maintenance fee payable to WSU. Tonix is obligated to substantially manufacture Products in the United States if Products will be sold in the United States.

Pursuant to the License Agreement, Tonix has agreed to pay $75,000 to WSU as reimbursement of certain patent expenses, and, upon the achievement of specified development, regulatory and sales milestones, the Company also agreed to pay WSU, milestone payments totaling approximately $3.4 million. Tonix has also agreed to pay WSU single-digit royalties on net sales of Products sold by Tonix or a sublicensee on a tiered basis based on net sales, and additional sublicense fees on certain consideration received from sublicensees. Royalties on each particular Product are payable on a country-by-country and Product-by-Product basis until the date of expiration of the last valid claim in the last to expire of the issued patents covered by the License Agreement. Royalties payable on net sales of Products may be reduced by 50% of the royalties payable by Tonix to any third party for intellectual property rights which are necessary for the practice of the rights licensed to Tonix under the License Agreement, provided that the royalty payable on a Product may not be reduced by more than 50%. Each party also has the right to terminate the agreement for customary reasons such as material breach and bankruptcy. The License Agreement contains provisions relating to termination, indemnification, confidentiality and other customary matters for an agreement of this kind.

The foregoing descriptions of the Asset Purchase Agreement and License Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2019. Certain terms of the Asset Purchase Agreement and License Agreement have been omitted from this Form 8-K and will be omitted from the versions to be filed as exhibits to the Form 10-Q.

Item 8.01	Events

On August 20, 2019, the Company issued a press release in connection with the License Agreement. A copy of the press release is included as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit No.	Description.

	99.01	Press Release dated August 20, 2019, issued by the Company

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TONIX PHARMACEUTICALS HOLDING CORP.

Date: August 20, 2019	By: /s/ Seth Lederman
Seth Lederman
Chief Executive Officer